Exhibit 16




November 14, 2006


Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549


Dear Sirs/Madams:

We have read and agree with the comments in Item 4.01, (a) of Form 8-K/A of Datastand Technologies, Inc., dated November 14, 2006 related to the dismissal of our firm as the registrant's independent registered public accounting firm.


Yours truly,

/s/ Stark Winter Schenkein & Co., LLP


Stark Winter Schenkein & Co., LLP
Denver, Colorado